Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release:

July Issue of Journal of Antimicrobial Chemotherapy Highlights Study of FACTIVE® Tablets for

Five-Day Treatment of Community-Acquired Pneumonia

— Article contains data from successful clinical trial comparing five-day and seven-day treatment —

Waltham, MA, June 12, 2007 – Results from the successful clinical trial of Oscient Pharmaceuticals’ (Nasdaq: OSCI) FACTIVE® (gemifloxacin mesylate) tablets for the five-day treatment of community-acquired pneumonia of mild to moderate severity (CAP) have been published in the July issue of the peer-reviewed Journal of Antimicrobial Chemotherapy, currently available in advance on-line. The data from the Phase III clinical trial comparing a five-day and seven-day course of treatment with FACTIVE for CAP formed the basis of the approval last month from the U.S. Food and Drug Administration (FDA) of FACTIVE for the five-day treatment of CAP. FACTIVE 320 mg once-daily is the only fluoroquinolone antibiotic currently approved in the U.S. for the five-day treatment of both CAP and acute bacterial exacerbations of chronic bronchitis (AECB).

“The Phase III trial of FACTIVE demonstrated the efficacy of five-day FACTIVE to treat community-acquired pneumonia,” stated Thomas File, M.D., Professor of Internal Medicine and Head of the Infectious Disease Section, Northeastern Ohio Universities College of Medicine and the lead author of the article. “The publication of these data are adding to the body of scientific evidence that demonstrates the importance of short courses of potent antibiotic therapy in treating community-acquired pneumonia, as recommended in the CAP treatment guidelines from the Infectious Diseases Society of America and the American Thoracic Society.”

“Following approval last month, we have been discussing the shortened treatment duration for FACTIVE in CAP with physicians and are planning a larger-scale campaign for this fall, in advance of the respiratory tract infection season,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “Conducting a successful Phase III trial showing comparability between the five and seven-day treatment regimens for FACTIVE was the cornerstone of our pursuit and receipt of a shorter-course therapy of FACTIVE for CAP. This publication and recent treatment guidelines reinforce the utility of FACTIVE.”

The multicenter, double-blind study enrolled 510 patients with CAP, with 469 patients comprising the per protocol group. Clinical response at follow-up, the primary endpoint, in the per protocol group was 95% for the five-day treatment arm and 92% for the seven-day treatment arm [95% CI: -1.48, 7.42], demonstrating non-inferiority between the two groups. Further, clinical response at end of therapy in the per protocol group was 96% for the five-day group and 96% for the seven-day group [95% CI: -3.85, 3.42]. FACTIVE was well-tolerated in the study, with a low withdrawal rate due to adverse events: 1.2% for the five-day group and 2.0% for the seven-day group. There were no withdrawals due to rash and the rate of drug-related rash in both treatment groups was low: 0.4% for the five-day arm and 2.8% for the seven-day arm.

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June 12, 2007

Community-acquired pneumonia is a common and serious illness in the United States with an estimated four to five million cases per year, one million of which occur in patients over the age of 65. CAP cases result in approximately 10 million physician visits and as many as one million hospitalizations annually. To date, approximately one million patients worldwide have been treated with FACTIVE.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products through its national primary care sales force. ANTARA® (fenofibrate) capsules is FDA-approved for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA, please see the full prescribing information available at www.antararx.com.

Important Safety Information about FACTIVE Tablets

In clinical trials, the most common (more than 2% incidence) side effects reported in patients receiving FACTIVE versus comparators were diarrhea (5.0% vs. 6.2%), rash (3.5% vs. 1.1%), nausea (3.7% vs. 4.5%), headache (4.2% vs. 5.2%), abdominal pain (2.2% vs. 2.2%), vomiting (1.6% vs. 2.0%), and dizziness (1.7% vs. 2.6%). In clinical trials, drug-related rash was reported in 2.7% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

FACTIVE is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. FACTIVE should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. FACTIVE should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, FACTIVE should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, FACTIVE should be discontinued and appropriate measures instituted.

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of FACTIVE in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to the importance of a short course of therapy for the treatment of CAP. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking

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statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) whether our partners in ex-US territories will be able to obtain approval for FACTIVE and/or expand the indications for which FACTIVE is approved; (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (d) delays by the FDA; and (e) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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